EXHIBIT 23 - CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
First Financial Bancorp:


We consent to incorporation by reference in the registration statements (No. 33-40954) dated May 31, 1991 on Form S-8 of First Financial Bancorp and (No. 333-29201) dated June 12, 1997 on Form S-8 of First Financial Bancorp of our report dated February 23, 2001, relating to the consolidated balance sheets of First Financial Bancorp and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of First Financial Bancorp.


                                                     /s/ KPMG LLP


Sacramento, California
March 26, 2001

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